DATED 19 February 2014

AKTIV KAPITAL UK LTD

AN D

TIKENDRA PATEL

SERVICE AGREEMENT

SIDLEY

THIS AGREEMENT is made the 19th February 2014

BETWEEN:

(1)	AKTIV KAPITAL UK LTD whose registered office is at Walls House, 15-17
Emfield Road. Bromley. Kent. BRI ILT (“the Company”); and

(2)	TIKENDRA PATEL whose home address is Street address, City, County, Post code (“the Executive”).

INTRODUCTION

A.
Subject to and conditional on the completion of the Acquisition (as defined below), the Company will employ and the Executive has agreed to be employed by the Company on the terms and conditions set out in this Agreement which will commence operation on the Commencement Date (as defined below).

B.
This Agreement sets out the Executive’s terms and conditions of employment with the company including the written particulars the Executive is entitled to receive under the Employment Rights Act 1996 as amended.

C.	To the extent that the terms of the agreement conflict with the term of employment set out in the UK Employee Handbook the terms of this Agreement will prevail.

IT IS AGREED as follows:

1.	INTERPRETATION

In this Agreement the following expressions have the following meanings:

1.1
“Acquisitions” means the acquisition of the entire issued share capital of Aktiv Kapital AS pursuant to sale and purchase agreement dated on or about the date of this Agreement among (1) Geveran Trading Co. Ltd; (2) a wholly owned subsidiary of Portfolio Associates. Inc. a Delaware corporation (PRA) and/or any affiliate of PRA as Purchaser; and (3) PRA as Guarantor;

1.2
“Board” means the Board of Directors from time to time of the Company or anyone any person or committee duly appointed by the Board of Directors as its representative for the purpose of this Agreement;

1.3	“Commencement Date” means the date of the completion of the Acquisition;

1.4	“Employment” means the Executive’s employment under this Agreement;

1.5
“Group” means the Company and the Company’s Associated Companies (which shall mean any holding company or any subsidiary of the Company or of such holding company as defined in Section 1159 of the Companies Act 2006 as amended) from time to time;

1.6	“Group Company” means a member of the Group and “Group Companies” will be interpreted accordingly;

1.7	“Working Day” is any day of the week other than Saturday, Sunday and UK bank or public holidays;

1.8	“Working Time Regulations” mean the Working Time Regulations 1998 as amended; and

1.9	“Termination Date” means the date of the termination of the Employment.

2.	COMMENCEMENT OF EMPLOYMENT

The Executive’s continues period of employment began on 1st December 2008. The Employment will continue until termination in accordance with the provisions of this Agreement.

3.	JOB TITLE

3.1
The Company shall employ the Executive and the Executive shall serve the Company as chief Operating Officer, Europe/EMEA or in such other capacity as the company may from time to time require. At the commencement of this agreement, the Executive will report to the CEO, Europe/EMEA. However, the reporting structure may be changed at any time and the Executive may in the future report to such other person of body notified to him from time to time.

3.2	The Company may change the Executive's job title in its absolute discretion and as it considers necessary so long as this change is reasonable with regard to the Executive’s capabilities.

3.3	The Company may from time to time appoint any other person or persons to act jointly with the Executive in this appointment.

4.	PLACE OF WORK

4.1	The Executive’s place of work will be at his home or such other places as may replace it from time to time. However, the Executive agrees that:

(a)	the Executive may be required to work on a temporary or permanent basis, at any other place where the Company may be carrying on business; and

(b)
the Company reserves the right to require, on reasonable notice, the Executive to travel throughout the world from time to time in order to perform the obligations of the Executive to the Company, but unless otherwise agreed in writing, the Executive will not be required to work outside the UK for a continuous period of more than one month.

5.	WORKING HOURS

5.1
The Executive’s normal working hours shall be 9:00 a.m. to 5.30 p.m. Mondays to Fridays and such additional hours as are necessary for the proper performance of his duties. The Executive acknowledge that he shall not receive or otherwise be entitled to further compensation, or time off in respect of such additional hours.

5.2
The parties each agree that the nature of the Executive’s position is such that his working time cannot be measured and, accordingly, his Employment comes within the scope of Regulation 20 of the Working Time Regulations. In the event that the Executive employment does not fall within the scope of Regulation 20 of the WTR, the Executive agrees that the limit on working time contained in Regulation 4(1) of the Working Time Regulations shall not apply to his employment with the Company and that his working week may not exceed 48 hours per week on average. The Executive may withdraw his agreement to work more than 48 hours per week on average by giving three months’ notice in writing to the Company.

6.	TERM

6.1	Subject to the terms of the Agreement, the Company shall employ the Executive until this Agreement is terminated by either party giving to the other written notice in accordance with clause 6.2.

6.2
The Company must give the Executive 12 months’ notice to terminate this Agreement and the Executive must give 12 months’ notice to terminate this Agreement (or such additional notice as required by applicable statue).

7.	SCOPE OF DUTIES

7.1	The Executives will perform such duties and responsibilities and exercise such powers as may from time to time lawfully be assigned to the Executive, consistent with his skills and experience.

7.2	During the Employment the Executive shall:

(a)	devote the whole of his time, attention and skill during his working hours to the performance of his duties;

(b)
faithfully and diligently perform such duties and exercise such powers consistent with them as may from time to time be assigned to or vested in him by the Board and subject to such restriction as the Board may from time to time impose;

(c)	use his best endeavors to promote, develop and protect the interest of the Group and shall not do anything that is harmful to those interests;

(d)
obey the reasonable and lawful directions of the Board and keep the CEO, Europe/EMEA at all times promptly and fully informed (in writing if so requested) of his conduct of the business of the Company and any Group Company;

(e)	comply with all of the Company’s rules, regulations, policies and procedures from time to time in force;

(f)	promptly make such reports in connection with affairs of the Company and the performance of his duties and responsibilities and such matters and at such times as are reasonable required;

(g)	report his own wrongdoing and any wrongdoing or proposed wrongdoing of any other executive or director of the Company or any Group Company immediately on becoming aware of it; and

(h)
read and familiarize himself with (on a regular basis) and comply with all policies, rules and procedures (including the applicable handbook in your jurisdiction) as amended or replaced from time to time.

7.3	The Executive shall if and so long as the Company requires and without entitlement to any further remuneration that is provided for in this agreement;

(a)	carry out his duties on behalf of any Group Company as if they were duties to be performed by him on behalf of the Company hereunder;

(b)
subject to suitable directors’ and officers’ insurance being provided by the Company at the Company’s expense, act as a director or officer of any Group Company or hold any other appointment of office as nominee or representative of the Company or any Group Company without further compensation;

(c)	comply with the articles of association (as amended from time to time) and abide by his fiduciary duties of any Group Company of which he is a director; and

(d)	not do anything that would cause him to be disqualified from acting as a director.

7.4	Subject to obtaining the Executive’s prior agreement, the Company may transfer this Agreement to any Group Company at any time.

7.5	The Company may, on providing reasonable notice to the Executive, second the Executive (either on a permanent or a temporary basis) or transfer the Executive employment to another Group company provided always, however, that the terms of this Agreement will continue to apply and that should any secondment or transfer required the Executive to work outside of the UK for a period exceeding one month, the Executive has provided this prior written consent to such secondment or transfer.

8.	INTERESTS OF THE EXECUTIVE

8.1
During the Employment the Executive will not be directly or indirectly engaged or concerned in the conduct of any other business or activity which is similar to or competes with any activity carried on by any Group Company (except as a representative of the Company or with the prior written consent of the Board).

8.2
The Executive may not hold or be interested in investments which amount to more than one percent of the issued investment of any class of any one company which is in competition with any Group Company, whether or not those investments are listed or quoted on any recognized Stock Exchange or dealt in on the Alternative Investment Market.

9.	SALARY AND BONUS SCHEME

9.1
The Executive will be paid a gross base salary of £329,988 per annum (“Basic Salary”), payable by equal monthly installments in arrears by direct bank credit transfer on or before the last day of each calendar month. The Basic Salary payment shall be inclusive of any fees to which the Executive may be entitled as a director of the Company or any Group Company.

9.2
The Basic Salary will be reviewed by the Company in May of each year and a salary rise may be awarded in the absolute discretion of the Company. There is not guarantee of any salary rise but the Salary will not be adjusted downwards. Any salary increase is neither indicative nor determinative of the Executive’s right to a salary increase in any subsequent year.

9.3
The Executive will be included in the relevant Aktiv Kapital AS Group’s annual bonus program in operation from time to time. For the avoidance of any doubt, the Company may replace, amend or discontinue any such bonus scheme or schemes at any time. The Executive shall have no contractual rights to any bonus payments and such payments shall be in the absolute discretion of the Company taking into account such criteria as may be identified from time to time in its absolute discretion but which may include such criteria as personal performance, Company performance and overall Group performance. Without prejudice to such absolute discretion and to the specific rules of such bonus schemes as may from time to time be operated by the Company under current scheme, the Executive will have the opportunity to earn a target bonus of £125,395 in connection with which the following terms will normally apply:

(a)	bonus targets are set annually (by 15 February in each calendar year);

(b)
bonus targets consist of personal targets as well as targets relating to the Company and/or the Group and the payable amount, which may be higher or lower than the target bonus amount (ranging from zero to 200 percent of the target bonus amount), is dependent on Company and personal performance or such other targets or performance criteria as identified by the Company from time to time;

(c)	bonus payments are normally paid by 15 March of the following year, after the Company has presented its annual accounts;

(d)	bonus payments, if any, are subject to any withholdings or deductions required by law;

(e)	to qualify for payment of a Bonus, the Executive must still be employed and not have given his notice of termination of employment to the Company as at the date the Bonus is paid;

(f)
the Company reserves the right to amend or replace the bonus scheme from time to time (including the percentage of salary potentially payable) save that, once the bonus rules have been agreed in any year, the scheme for that year will not be amended;

(g)
bonuses shall not form part of the Executive’s normal remuneration and therefore, will not be taken into account with respect to calculating any payment on lieu of notice, termination pay, or redundancy or severance pay, if any. Bonuses shall also not form of the Executive’s remuneration for the purposes of any Company or Group benefit plan. The level of bonus paid by the Company to the Executive, if any, in any given year shall be neither indicative nor determinative of the Executive’s right to bonus, or the level of bonus payable, in any subsequent year.

9.4
Any payments due to the Executive hereunder (including the Basis Salary and any bonus payments) shall be made less any necessary deductions or withholdings (including for or on account of income tax and national insurance contributions) as may be required by law.

10.	BENEFITS

10.1
The Executive (and his dependents where applicable) will be eligible to participate in all benefits provided to employees in accordance with the Company’s policies in force from time to time including the Company’s private health disability insurance and death in service policies.

10.2
The Executive’s entitlement to and/or participation in any benefit scheme shall be subject to the rules of such scheme from time to time. Nothing in this Argument shall entitle the Executive to any payment direct from the Company. The Executive understands and agrees that if any issuer fails or refuses to provide him with any benefit under any insurance arrangement provided by the Company, the Executive will have no right of action against the Company in respect of such failure or refusal.

10.3
The Company reserves the right to change the provider/s with whom its insurance schemes are maintained and to change the rules of the scheme for the time being in force (including, but not limited to, the basis of cover and the scale or level of benefit) or to withdraw its insurance schemes in their entirety. Copies of the applicable supporting insurance policies and any additional scheme rules are available from the HR Department. If the Executive chooses not to join any scheme he/she will not be entitled to any sums by way of an alternative.

10.4	The Executive is permitted to use the mobile phone, computer and email provided by the Company for reasonable use.

11.	PENSISON

The Company will make a pension contribution of 12.5% of Basic Salary to an HMRC approved pension scheme as nominated by the Executive.

12.	EXPENSES

12.1
The Executive will be reimbursed with all reasonable out of pocket expenses wholly, exclusively and necessarily incurred on the Company’s business in the performance of his duties under this Agreement.

12.2
This will include expenses of entertainment, subsistence and traveling subject to the Company’s guidelines/allowances current from time to time and subject to the Executive producing appropriate vouchers or other acceptable evidence in support of expense claims.

12.3	The decision of the Company as to what constitutes “wholly, exclusively and necessarily” incurred expenses shall be conclusive.

13.	DEDUCTIONS

The Executive hereby authorizes the Company to deduct from any remuneration and monies due to him including any pay in lieu of notice, any money owed to the Company or any Group company, including, but not limited to any overpayment of salary or expenses or payment made to the Executive by mistake or misrepresentation or default of the Executive or otherwise, and any debt owed by the Executive to the Company or any Group Company

14.	HOLIDAYS

14.1	The holiday year runs 1 January to 31 December. The Executive is entitled to holiday of 30 Working Days in each year in addition to all UK bank and public holidays.

14.2
On termination of employment, he shall be entitled to pay in lieu of any accrued but untaken holiday. For each day’s holiday that has been accrued but not taken, the Executive will be paid 1/260 of his basic salary (after statutory deductions). However, if the Executive has taken more holiday days than he entitled to in the holiday year in which he leaves, the Executive agrees that the Company will deduct from his final salary or other monies due to him on termination a sum representing 1/260 of his annual salary for each such day (after statutory deductions). If no final salary payment or other monies are due, the Executive agrees that he will immediately repay the outstanding sum to the Company as a debt immediately due and payable. If any holiday in excess of the annual entitlement is taken, the Company reserves the right to deduct the appropriate number of days’ pay from the Executive’s salary.

14.3
The Executive’s holiday should be taken at such times as may be convenient to the Company and the Executive must give written notice of not less than one month of his/her proposed holiday dates to the CEO, EMEA. The Company reserves the right, on receipt of his/her notice of proposed holiday dates, to refuse to allow him/her to take holiday on those dates.

14.4	The Executive will not, without the prior written consent of the Company, be allowed to take more than 10 Working Days’ holiday consecutive at any one time.

14.5
The Executive is encouraged to take his/her full holiday entitlement and may not carry forward any days of unused holiday entitlement into the following holiday year without the expression permission of the Company.

14.6	The Company reserves the right to require the Executive to take any unused holiday during his notice period.

15.	SICKNESS ABSENCES

15.1
If the Executive is going to be absent from work for any reason, the Executive must notify the CEO, Europe/EMEA on the first day of absence. The Executive will also be required to give details of the nature of his absence and any indication that can be given of his/her anticipated length of absence. While absent, the Executive must continue to report to the CEO, Europe/EMEA on a daily basis, or as frequently as required by the CEO, Europe/EMEA until the Executive returns to work. Entitlement to sick pay may be affected by late notification. For any absence he must fill in a self-certification form, copies of which are available from the HR Department.

15.2
When any period of absence continues beyond seven calendar days the Executive is required to obtain a medical certificate and to forward this to the CEO, Europe/EMEA. If illness continues after the expire of the first certificate, further certificates must be obtained as necessary to cover the whole period of absence and forwarded to the Company on each occasion. Failure to adequately document an illness or injury when requested could result in disciplinary action up to and including termination of employment.

15.3
Where the Executive has taken a series of short-term absence or where the absence occurs immediately before or after a public holiday or annual leave, the Executive may be required to provide a medical certificate for each absence regardless of duration.

15.4
If the Executive shall be prevented by illness (including mental disorder), injury or other incapacity from properly performing his duties the Executive shall be entitled to receive sick pay subject to the provisions of the Company’s sick pay policies and procedures in force from time to time as set out in the Company’s employee handbook. The Executive’s entitlement to sick pay is six months at full pay followed by six months at half pay (inclusive of SSP)

15.5	Payment of Sick Pay beyond the period stipulated in clause 15.4 will be made entirely at the Company’s discretion.

15.6
The Company places importance on executives being fit for work and reserves the right to require the Executive to undergo a medical examination at any time (at the Company’s expense) by a doctors(s) appointed by the Company and in such circumstances the Executive consents to the doctor providing a report to the Company in accordance with the provisions of the Access to Medical Reports Act 1988. Failure to agree to such examination, or to comply with the company’s sickness absence procedures (as in force from time to time) may be grounds for disciplinary action, up to and including dismissal.

16.	INVENTIONS

16.1
The Executive agrees that he has a special obligation to further the interests of the Company and its Group Companies with respect to any invention created or discovered by him (or in the creation or discovery of which he has participated) in the course of the employment.

16.2
The Executive must disclose immediately, and promptly give full details, to the Company any discovery or invention or secret process or improvement in procedure made or discovered by the Executive during his/her Employment in connection with or any way affecting or relating to the business of the Company or any Group Company or capable of being used or adapted for use in connection with any such company (“Inventions”), which Inventions will belong to and be the absolute property of the Company or such other person, firm, company or organization as the Company may require without any payment to the Executive (except to the extent provided in Section 40 of the Patents Act 1977) other than agreed emoluments and reimbursements of out pocket expenses.

16.3	If requested by the Board (whether during or after the termination of his/her employment) the Executive will at the expense of the Company:

(a)	give and supply all such information, data, drawings and assistance as may be necessary to enable the Company to exploit any such Inventions to the best advantage; and

(b)
execute all documents and do all things as the Company may decide is necessary or desirable for obtaining patent or other protection for the Inventions in such parts of the world as may be specified by the Company and for vesting the same in the Company or as it may direct; and

(c)
sign, execute or do any such instrument or thing and generally use his name for the purposes of giving to the Company (or its nominee) all the right and title to interest in all Inventions in the Company absolutely and as sole beneficial owner or in such other person, firm, company or organization as the Company may require to give it, or any Group Company, the full benefit of the provision of this clause; and

(d)
both during and after termination of his/her employment at the Company’s expense anywhere in the world and at any time and at any time promptly do everything (including executing documents) that may be required by the Board to defend or protect for the benefit of the

Company or any Group Company all Inventions and the right and the title of the Company or any Group Company to them.

16.4
The Executive hereby irrevocably authorises the Company to appoint a person as his attorney in his name and on his behalf to execute any documents and to do everything necessary to effect his/her obligations under this clause on his/her behalf.

16.5	The provisions of this clause are without prejudice to the provisions of the Patents Act 1977.

17.	OTHER INTELLECTUAL PROPERTY

17.1
The entire copyright and all similar rights (including future copyright, right to register trademarks or service marks and the right to register designs and design rights throughout the world in works of any description produced, originated and conceived, written or made by the Executive alone or with others in the course of or in connection with his employment) (“Works”) will vest in and belong to the Company absolutely throughout the world for the full periods of protection available in law throughout the world including all renewals and extensions.

17.2	Without prejudice to clause 16, the Executive hereby assigns to the Company by way of future assignment the entire copyright and/or similar rights in all Works.

17.3
The Executive will (both during and after termination of his/her employment) at the Company’s request and expense anywhere in the world and at any time promptly disclose to the Company all Works and will do everything (including executing documents) that may be required by the Board to register, assure, defend or protect the rights of the Company in all Works.

17.4
The Executive hereby irrevocably authorises the Company to appoint a person as his attorney in his name and on his behalf to execute any documents and to do everything necessary to effect the obligations of the Executive under this clause on the Executive's behalf.

17.5
For the purposes of clause 16 and this clause, the Executive hereby irrevocably and unconditionally waives in favour of the Company the moral rights conferred on him/her by Chapter IV Part I of the Copyright Design and Patents Act 1988 in respect of any Inventions or Works in which the copyright is vested in the Company under clause 16, this clause or otherwise.

17.6
If the Company shall at any time make an award or give any other form of recognition or benefit to the Executive in respect of an Invention or Works this shall not be deemed to be construed in any way as a waiver or diminution of the Company’s rights under this Agreement.

17.7
The covenants imposed on the Executive by clauses 16 and 17 shall bind the Executive both during and after his employment and shall be binding upon the personal representatives of the Executive in the event of his death.

18.	CONFIDENTIAL INFORMATION

18.1
In this Agreement, Confidential Information shall include, but is not limited to, the Company’s and the Group’s trade secrets, details of suppliers and their terms of business, details of customers and their requirements, the prices charged to and terms of business with customers, recruiting efforts and strategy, marketing plans and sales forecasts, financial information, results and forecasts (save to the extent that these are included in published audited accounts), any proposal relating to the acquisition or disposal of a company or a business or any part thereof or to any proposed expansion or contraction of activities, details of executives and officers and of the remuneration and other benefits paid to them, information relating to research activities, inventions, secret possessions, designs, formulae, and product lines, financial structure and performance and information which the Executive is aware of should reasonably be aware of or has been told is confidential and any information that has been given to the Company or any

Group Company in confidence by customers, suppliers or other persons. The Executive will use his best endeavours to prevent the unauthorized copying use or disclosure of such information.

18.2
Save as required by law the Executive shall not, either during the Employment (except in the proper performance of his/her duties or pursuant to the Public Interest Disclosure Act 1998) or at any time (without limit) after the Termination Date:

(a)	divulge or communicate to any person, company, business entity or other organization any Confidential Information;

(b)	copy or reproduce in any form or by or on any media or allow others to access or copy or reproduce any Confidential Information;

(c)	use any Confidential Information for his/her own purpose or for any purposes other than those of the Company or any Group Company;

(d)	send, transmit, transfer or forward any Confidential Information to a private email account or any unauthorized recipient;

(e)	through any failure to exercise due care and diligence, cause any unauthorized disclosure of any trade secrete or Confidential Information relating to the Company or any Group Company; or

(f)
so that those restrictions shall cease to apply to any information which shall become available to the public generally otherwise than through the default of the Executive, or which the Executive shall be required to divulge by law (provided that the Executive shall give prior written notice to the Company of the requirement to disclose and the information ad allow the Company to comment).

18.3
The undertakings and covenants in this clause shall be directly enforceable by the Company or any Group Company enjoying the benefit thereof and the Company may also enforce the same for the benefit of any Group Company as well as for its own benefit.

18.4
The Executive agrees that the restrictions set out above in this clause are in addition to and shall not affect all other express and implied duties of confidentiality owed by the Executive to the Company and shall survive the termination or expiry (howsoever arising) of his employment with the Company.

19.	POST-TERMINATION RESTRICTIVE COVENANTS

19.1	In this clause:

(a)
“Company Goods” means any product researched into developed, manufactured, distributed or sold by the Company with which the duties of the Executive were concerned or for which he was responsible during the 12 month immediately preceding the Termination Date;

(b)
“Company Services” means any services (including but not limited to technical an product support, technical advice and customer services) supplied by the Company with which the duties of the Executive were materially concerned or for which he was directly or ultimately responsible during the 12 months immediately preceding the Termination Date;

(c)
“Prospective Customer” means any person, firm, company or other organization whatsoever to whom the Company has offered to supply Company Goods or Company Services or the purchase of accounts or debt, or to whom the Company has provided details of the term on which it would or might be willing to supply Company Goods or Company Services or the purchases of accounts or debt, or with whom the Company has had any negotiations or discussions regarding the possible supply of Company Goods or Company Services or the purchase of accounts or debt during and in respect of whom the Executive had access to Confidential Information or with whose prospective custom the Executive has had material dealings of behalf of the Company during 12 months immediately preceding the Termination Date;

(d)	“Restricted Area” means Europe;

(e)
“Restricted Business” means those of the businesses of the Company and the Group Companies at the Termination Date with which the Executive was involved to a material extent during the period of 12 month ending on the Termination Date;

(f)
“Restricted Customer” means any firm, company or other person to whom or which, during the period of 12 month ending on the Termination Date, the Company supplied Company Goods or Company Services or the purchase of accounts or debt or was on the habit of dealing with the Company or any Group Company and in respect of whom the Executive had access to Confidential Information or with whom the Executive had material dealings during that 12 month period, and

(g)	“Restricted Employee” means any person who, at the Termination Date, either:

(i)	was employed by the Company or any Group Company at a level at least equal to the Executive and was a person with whom the Executive had material contact; or

(ii)	was employed by the Company or any Group Company and reported to the Executive directly or indirectly at any time during the 12 months prior to the Termination Date.

19.2	The Executive will not:

(a)
for a period of 12 months after the Termination Date, canvass solicit or entice away or assist in soliciting or endeavor to canvas, solicit, entice away from the Company or any Group Company the business or custom of a Restricted Customer with a view to providing goods or services to that Restricted Customer in competition with any Restricted Business;

(b)
for a period of 12 month after the Termination Date, accept or facilitate the acceptance of, or deal with the custom or business of any Restricted Customer with a view to providing goods or services to that Restricted Customer in competition with any Restricted Business;

(c)
for a period of 12 months after the Termination Date, solicit, induce, entice away or offer employment to or engage or otherwise endeavor to solicit, induce or entice away from the Company or any Group Company any Restricted Employee;

(d)
for a period or 12 months after the Termination Date, canvass, solicit or entice away or assist in canvassing, soliciting or enticing away the custom or business of any Prospective Customer with a view to providing goods or services to that Prospective Customer in competition with any Restricted Business;

(e)
for a period of 12 months after the Termination Date, accept or facilitate the acceptance of, or deal with, in competition with the Company or any Group Company the custom or business of any Prospective Customer in competition with a view of providing goods or services to that Prospective Customer in competition with any Restricted Business;

(f)
for a period of 6 months after the Termination Date, in competition with the business of the Company or any Group Company within the Restricted Area establish, carry on, be employed concerned, interested in or engaged in or perform services the same as or competitive or about to be competitive with the Restricted Business.

19.3	Nothing in this clause shall prohibit the Executive seeking or procuring customers or doing business not related to the Restricted Business.

19.4	For any period the Executive is placed on garden leave in accordance with clause 24 below, such period shall reduce the period of restriction identified in clause 19.2 above.

19.5
The obligation imposed on the Executive by this clause extended to him/her acting not only on his own account but also on behalf of any other firm, company or other person whether as principal, shareholder, director, Executive, agent, consultant, partner or in any other capacity whatsoever and shall apply whether the Executive acts directly or indirectly. For the avoidance of doubt the obligations imposed on the Executive by this clause shall not apply in respect of any activities as the Board may agree in writing with the Executive.

19.6
The Executive understands and acknowledges that due to his/her position in the Company and any Group Company he will have access to Confidential Information vital to the continued success of the Company and any Group Company, together with influence over and connection with the Company’s and/or any Group Company’s customers, prospective customers and executives. He therefore agrees that the provisions of this clause are reasonable in their application to him and necessary, but not more than sufficient, to protect the legitimate interests of the Company and any Group Company.

19.7
The undertakings contained in this clause shall be directly enforceable by the Company or any Group Company enjoying the benefit thereof and the Company may also enforce the same for the benefit of any Group Company as well as for its own benefit.

19.8
Each of the covenants and obligations on the Executive’s part contained in each part of this clause shall by deemed to be separate and severable and enforceable by the Company accordingly. In the event that any of the restrictions shall be held void but would be valid if part of the wording thereof was deleted, such restriction shall apply with such deletion as may be necessary to make it valid and effective. If any restriction is found to be unenforceable for any reason, this will not affect the validity or enforceability of any other covenants.

19.9
Where this clause refers to the Group Company the said clause will with respect to each Group Company constitute a separate and distinct covenant and the invalidity or unenforceability of any such covenant shall not affect the validity or enforceability of the remaining covenants in favour of the Company or any Group Company provided always that this clause shall only apply to those Group Companies to whom the Executive has given his/her services, or with whom he/she was concerned, in the 12 month immediately preceding the Termination Date.

19.10
If the Executive applies for or is otherwise offered employment or an engagement, appointment or consultancy at any time during his employment with the Company or at any time prior to the expire of the obligations contained in clause 19.2 of this Agreement, the Executive will provide a copy of this clause 19 to the person or entity that he has applied to or has made such offer.

19.11
The Executive agrees that the Company’s remedies at law for breach or threat of breach by the Executive of the provisions of this clause 19 or clause 18 may be inadequate, and that the Company shall be entitled to an injunction or injunctions to prevent breaches of such provisions and to enforce specifically such provisions, in additions to any other remedy to which the Company may be entitled at law or in equity.

19.12
The Executive shall not, at any time after the Termination Date, either on his own behalf or on behalf of any other person, firm or company directly or indirectly falsely represent himself as being in any way connected with or interested in the business of the Company or use any name which is identical or similar to or likely to be confused with the name of the Company or any product or service produced or provided by the Company.

19.13
Both during his employment and from the Termination Date, the Executive will not at any time thereafter make any disparaging, untrue or misleading oral or written statement concerning the business and affairs of the Company and the Group or their respective current or former directors, officers, executives, consultants or shareholders.

20.	TERMINATION OF CONTRACT

20.1
In the event the Executive’s employment is terminated on notice by either party in accordance with clause 6 above, the Company may, in its absolute discretion, make a payment in lieu of all or part of the outstanding notice period, calculated by reference to the Executive’s Basic Salary and contractual benefits such as pension payments, private health, disability insurance and death in service policy.

20.2
The Executive’s employment may be terminated by the Company at any time without notice, payment in lieu of notice or compensation in lieu thereof for cause which shall include (without limitation) if he:

(a)
materially fails to perform his/her duties to a standard reasonably satisfactory to the Board after having received a written warning from the Company relating to the same or to the follow a lawful and reasonable direction, and having been given reasonable time to rectify his performance;

(b)	commits an act of: (i) gross misconduct or any serious breach or repeated or continued (after warning) material breach of his/her obligations under this Agreement; or (ii) fraud or dishonesty;

(c)
fails to maintain or becomes disqualified from maintaining registration with any regulatory body, membership of which is reasonably required by the Company for the Executive to carry out his/her duties or is prevented by applicable law or regulation from performing any part of his duties;

(d)
he/she guilty of conduct set out in the Company’s dismissal and disciplinary procedures which warrants dismissal without notice or is guilty of conduct which in the reasonable opinion of the Board brings, or which could bring, the Company or any Group Company into disrepute (or bring himself into disrepute in circumstances which have or could gave a material adverse effect on the Company or any Group Company);

(e)	commits any act of negligence, neglect of duty which is serious or mismanages the business of the Company or any Group Company or does any act which causes the Company to lose trust and confidence;

(f)
is declared bankrupt or otherwise enters into any arrangement with his/her creditors or has an interim order made against him/her under the Insolvency Act 1986 or has compounded with or makes any arrangement with his/her creditors generally;

(g)	is disqualified from being a company director of the Company or any Group Company by reason of any order made under the Company Directors Disqualification Act 1986 or any other enactment; or

(h)	is convicted of any criminal offence, and in the case of a monitoring offence, this results in imprisonment.

21.	DISMISSAL, DISCIPLINARY AND GRIEVANCE PROCEDURES

21.1	Details of the Company’s dismissal, disciplinary and grievance procedures are set out in the UK employee handbook. These procedures do not form part of the Executive’s contract of employment.

21.2	If the Executive wishes to appeal against any disciplinary decision he should inform the HR Department in writing, within five working days that he wishes to appeal. The appeal decision will be final.

21.3
If the Executive wishes to bring a grievance he should inform the CEO, Europe/EMEA in writing, and if he wishes to appeal a grievance decision he should inform the HR Department, in writing, within five working days that he wishes to appeal. The appeal decision will be final.

22.	SUSPENSION

22.1	The company may suspend the Executive in order to investigate any allegation of misconduct against the Executive.

22.2	Throughout any such period of suspension or exclusion, the Executive shall continue to receive his normal salary and other contractual benefits to which he/she is entitled under this Agreement.

22.3	The Executive will have no claim for damages or any other remedy against the Company if the Employment is terminated for any of the reasons set out in this clause.

23.	RETURN OF COMPANY PROPERTY

Upon the termination of the Executive’s employment for whatever reason, and at any time at the request of the Company, the Executive shall immediately return to the Company all property that belongs to the Company or any Group Companies including:

(a)	any computer, printer or other such equipment, and all computer discs and other software. If the Executive has a password for any computer, the detail of the password;

(b)	all documents in whatever form, including any copies or summaries of the same and including the Executive’s working notes;

(c)
all other property belonging or relating to any of the Group Companies including but not limited to all copies of Confidential Information whether or not lawfully made or obtained (and the Executive shall delete Confidential Information from any document comprising a re-usable medium).

24.	GARDEN LEAVE

24.1
If either party gives notice to terminate the Employment the Company may require the Executive to comply with any or all of the provision below for all or part of the period of notice (the “Garden Leave Period”).

24.2
The Executive will not, without prior written consent of the Board, be employed or otherwise provide services to any third party, whether or not of a business nature during the Garden Leave Period. Further, the Executive will not, unless requested by the Company:

(a)	enter or attend the premises of the Company or any other Group Company; or

(b)	contact or have any communication with any customer or client of the Company or any other Group Company in relation to the business of the Company or any Group Company; or

(c)
contact or have any communication with any Executive, officer, director, agent or consultant of the Company or any other Group Company in relation to the business of the Company or any other Group Company; or

(d)	remain or become involved in any aspect of the business of the Company or any other Group Company except as required by such companies.

24.3	The Company may, in its absolute discretion:

(a)	assign the Executive to other duties;

(b)	request that the Executive be available by telephone during normal business hours; and

(c)	instruct the Executive not to access or procure others to access the Company or Group database or Computer Systems.

24.4	The Company may require the Executive:

(a)	to comply with the provisions of clause 23; and

(b)
to immediately resign from any directorship which he/she holds in the Company, any other Group Company or any other company where such directorship is held as a consequence or requirement of the Employment, unless he/she is required to perform duties to which any such directorship relates, in which case he/she may retain such directorships while those duties are ongoing. The Executive hereby irrevocably appoints the Company to be his/her attorney to execute any instrument and do anything in his/her name and on his/her behalf to effect his/her resignation if he/she fails to do so in accordance with this clause.

24.5
During the Garden Leave Period, the Executive will be entitled to receive his/her salary and all contractual benefits in accordance with the terms of this Agreement. Any unused holiday accrued at the commencement of the Garden Leave Period and any holiday accrued during any such period will be deemed to be taken by the Executive during the Garden Leave Period.

24.6
At the end of the Garden Leave Period, the Company may, at its sole and absolute discretion, pay the Executive salary and compensation for contractual benefits such as pension payments, private health, disability insurance and death in service policy in lieu of the balance of any period of notice given by the Company or the Executive (less any deductions the Company is required by law to make).

24.7
All the duties of the Employment (whether express or implied), including without limitation the Executive’s duties of fidelity, good faith and exclusive service, shall continue throughout the Garden Leave Period save as expressly varied by this clause. The Executive will continue to be employed to be employed by the Company and must not be employed or provide services to a third party.

25.	DIRECTORSHIPS

25.1
The Executive agrees that upon the termination of his/her employment for whatever reason he/she will resign all Company directorships in the Company or any Group company and will sign all necessary forms for such purpose.

25.2
If the Executive does not resign as an officer of the Company or any Group Company, having been requested to do so in accordance with the clause the Company will be appointed as his/her attorney at effect his/her resignation. By entering into this Agreement, the Executive irrevocably appoints the Company as his/her attorney to act on his/her behalf to execute any document or do anything in his/her name necessary to effect his/her resignation in accordance with this clause. If there is any doubt as to whether such a document (or other thing) has been carried out within the authority conferred by this clause, a certificate in writing (signed by any director or other secretary of the Company) will be sufficient to prove that the act or thing falls within that authority.

25.3	The termination of any directorship or other office help by the Executive will not terminate the Executive’s employment or amount to a breach of terms of this agreement by the Company.

25.4
During the Employment the Executive will not do anything which could cause him/her to be disqualified from continuing to act as a director of any Group Company. The Executive must not resign his/her office as a director of any Group Company without the Agreement of the Company.

26.	DATA PROTECTION

26.1
The Company or its Group Companies will hold personal information about the Executive that will include details such as his/her name, address, age, bank details and emergency contact details. The Company or its Group Companies may also hold sensitive personal information (i.e. sensitive personal data as defined in the Data Protection Act 1998) about the Executive, for example, health and sickness information.

26.2
Personal information may be obtained from various sources including the Executive’s application form, references, medical assessments, appraisals, other performance assessments, appropriate personnel within the Company, customers, suppliers and other third parties.

26.3
The Company will process the Executive’s personal information, including any sensitive personal information, for purposes connected with his/her employment, including, but not limited to, for example, salary and payroll, pension/life assurance, holiday entitlement, health and sickness records and assessments, disciplinary purposes, performance and references and the Company may disclose the Executive’s personal data to third parties for these purposes.

26.4
Given the international nature of the Group’s activities, a Group company may need to transfer personal data to another Group company, to governmental, regulatory or judicial authorities, auditors, legal advisors and agents as well as sub-contractors such as third party payroll, benefit or personnel administrators who may be located in countries outside the EEA (European Economic Area) including in the US whose data protection laws may not be equivalent to those in the EEA. Where there is such a transfer the Group company maintains appropriate measures to safeguard such personal data. The Executive has a right to access personal data that the Group holds about him.

26.5	By signing this Agreement the Executive will explicitly consent to the processing of his/her personal information as described.

26.6	The Executive agrees to comply with all legal requirements in relation to such data and to abide by the Company’s and any applicable Group company data protection policy issued from time to time.

27.	EXECUTIVE’S REPRESENTATIONS AND UNDERTAKINGS

27.1	The Executive represents and warrants that:

(a)	he is permitted to live and work in the United Kingdom and if these circumstances change he will immediately inform the Company thereof;

(b)	he is not a party to any restrictions agreement, contract (whether of employment or otherwise), court order or understanding or subject to any prohibition or restraint imposed by any regulatory body which would in any way restrict or prohibit him from undertaking or performing any of the duties of his employment in accordance with this Agreement;

(c)	there are not matters or circumstances which, if known to the Company at the date of this Agreement, would entitle the Company to terminate the Executive’s employment;

(d)
as far as the Executive is aware, there is not threatened or pending, any action, suit or proceeding, investigation or inquiry before or by any court or other governmental or self-regulatory authority to which the Executive is a party or which concerns the Executive and the Executive is not aware of any circumstances which are likely to give rise to any such action, suit, proceeding, investigation or inquiry. The Executive agrees that he will report to the Company promptly in writing any pending or threatened regulatory or legal actions or, litigation or investigations involving the Executive, the Company or the Group or the reputation of the Executive or the Executive’s ability to continue to fulfil his responsibilities with respect to the Company or the Group and such actions will be reported no later than five calendar days following the date on which the Executive becomes aware of the action and determines that it may have such effect;

(e)
has not used or disclosed, and will not use or disclose, any confidential or proprietary information of any prior employer, partnership or business (save for information obtained during his time as a member of the Company) in connection with his duties for the Company and Group;

(f)
he does not have any interest or engagement of a commercial, consultative, managerial or employment nature, including as principal, shareholder, investor, director, executive, agent, consultant, partner or any similar role or position, in or with any company, firm, business entity or other undertaking outside the Group;

(g)
all information supplied by the Executive to the Company as to his background, employment history, work experience and academic record are correct, accurate and not misleading, with no material omissions; and

(h)
he has completed any background check or consent form as requested and the information provided in such background check or consent form is true, accurate and not misleading and that there are not material omissions.

27.2
If at any time the representations and warranties set out above are not fulfilled, the Executive’s employment may be terminated without notice, payment in lieu of notice or any other compensation thereof. For the avoidance of any doubt, the Company shall not be permitted to terminate the Executive’s employment without notice for a breach of the warranty set out at clause 27.1(d) as a result of a routine proceeding, investigation or inquiry before or by any court or other governmental or self-regulatory authority that is carried out in the ordinary course of business. Nothing in the clause 27.2 shall affect the Company’s rights of termination as set out in clause 20.2 of this Agreement.

27.3
The Executive undertakes not to disclose or communicate any terms of this Agreement to any other Executive of the Company (except for his line manager or any representative of the HR department) or to any third party (other than for the purpose of obtaining professional advice).

28.	MONITORING

In signing this Agreement, the Executive expressly agrees to the Company monitoring his/her performance at work, his/her conformity with Company rules, standard of conduct and policies in force from time to time and to ensure he/she is not using the Company’s facilities for any unlawful purposes subject to any applicable restrictions under applicable law. Such monitoring may take the form of interception of communications, for example opening and reviewing post addressed to or sent by him/her (including faxes and corresponding marked private and confidential but addressed to him/her at his/her place of work) on daily basis. The Executive’s use of Company facilities such as e-mail, the Internet, photocopying and telephones may also be monitored and/or recorded, where applicable, in accordance with lawful business practice from time to time. Disciplinary action, up to and including summary dismissal, may be taken where there has been inappropriate use of the Company’s facilities.

29.	COLLECTIVE AGREEMENTS

The Company is not a party to any Collective Agreements that affect the Executive’s employment.

30.	GOVERNING LAW

This Agreement shall be governed by and constructed by laws of England and each of the parties hereto shall submit to the jurisdiction of the Courts of England.

31.	NOTICES

31.1
Any notices to be given under this Agreement shall be in writing. Notice to the Executive shall be sufficiently served by being delivered personally to him/her or by being sent by registered post addressed to him/her at his/her usual or last known address.

31.2
Notice to the Company shall be sufficiently served by being delivered to the Company Secretary or by being sent by registered post to the registered office of the Company. Any notice so posted shall be deemed served upon the third day following that on which it was posted.

32.	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

To the extent permitted by law, no person other than the parties to this Agreement and the Group Companies shall have the right to enforce any term of this Agreement under the Contracts (Rights of Third Parties) Act 1999. For the avoidance of doubt, save as expressly provided in this clause the application of the Contracts (Rights of third Parties) Act 1999 is specifically excluded from this Agreement, although this does not affect any other right or remedy of any third party which exists or is available other than under this Act.

33.	WHOLE AGREEMENT

33.1
This Agreement supersedes and replaces any previous written or oral agreement between the parties with respect to the Executive’s employment including, but not limited to the employment agreement dated 1 August 2008 which shall be replaced in its entirety. It contains the whole agreement between the parties relating to the Employment at the date the Agreement was entered into (except for those terms implied by law which cannot be excluded by the agreement of the parties). The Executive acknowledges that he/she has not been induced to enter into this Agreement by nor is he relying on any understanding, representation, warranty, promise, or undertaking (whether innocently or negligently made) not expressly incorporated into it in entering into this Agreement. The Executive agrees and acknowledges that his/her only rights and remedies in relation to any representation, warranty, promise, or undertaking made or given in connection with this Agreement (unless such representation, warranty or undertaking was made fraudulently) will be for breach of the terms of the Agreement, to the exclusion of all other rights and remedies (including those in tort or arising under statue).

33.2	Neither party’s rights or powers under this Agreement will be affected if:

(a)	one party delays in enforcing any provision of this Agreement; or

(b)	one party grants time to the other party.

33.3
If either of the party agrees to waive his/her rights under a provision of this Agreement, that waiver will only by effective if it is in writing and is signed by him/her. A party’s agreement to waive any breach of any term or condition of this Agreement will not be regarded as a waiver of any subsequent breach of the same term or condition or a different term or condition.

34.	MISCELLANEOUS

34.1	This Agreement may only be modified by the agreement of the parties.

34.2
References in this Agreement to rules, regulations, policies, handbooks or other similar documents which supplement it, are referred to in it or describe any pensions or other benefits arrangement are references to the versions or forms of the relevant documents as amended or updated from time to time.

35.	ASSIGNMENT

The Company or any other Group company as applicable from time to time may transfer or assign its rights under this Agreement to its successor in title. The Executive may not assign his rights and obligations under this Agreement.

IN WITNESS WHEREOF, this Agreement is executed as a DEED and is delivered on the date of this Agreement by:

Executed as a deed by AKTIV KAPITAL UK LTD
Acting by GEIR OLSEN
a Director,                /s/ Geir Olsen
in presence of:
Witness signature:            /s/ May Engebretsen
Witness name:                May Engebretsen
Witness occupation:            Personal Assistant
Witness address:            Street name #
Post code, City
Norway

Executed as a deed by
Acting by TIKENDRA PATEL        /s/ Tikendra Patel
in presence of:
Witness signature:            /s/ Henning Lauritsen
Witness name:                Henning Lauritsen
Witness occupation:            Group Tax Manager
Witness address:            Street name #
Post code, London